TERMINATION Agreement

THIS TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of December 18, 2023 (the “Effective Date”) by and among James Petcoff (“Jim”), Nicholas Petcoff (“Nick”), Andrew Petcoff (“Andy”) and Conifer Holdings, Inc., a Michigan corporation (“Conifer”). Jim, Nick, Andrew and Conifer are collectively referred to in this Agreement as the “Parties” and each, without distinction, a “Party”.

Recitals

Whereas, Jim, Nick, Andy and Conifer entered into that certain Voting Agreement dated August 8, 2022 (the “Voting Agreement”); and

Whereas, the Parties desire to terminate the Voting Agreement together with certain of their rights and obligations under the Voting Agreement on the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration for the mutual promises, agreements and covenants of the Parties contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
Termination of the Voting Agreement; Transfer of Information.

(a)
Termination of the Voting Agreement. Conifer, Jim, Nick and Andy hereby agree that the Voting Agreement shall terminate as of the Effective Date and all rights and obligations of each of the Parties under the Voting Agreement shall terminate and be of no further force or effect as of the Effective Date.

(b)
Mutual Representations. Each Party hereby represents and warrants to each other Party that (a) such Party has full corporate power and authority to execute and deliver this Agreement, (b) the execution and delivery of this Agreement has been duly and validly approved by the Party, (c) no other corporate proceedings on the part of such Party are necessary to approve this Agreement, and (d) this Agreement has been duly and validly executed and delivered by such Party (assuming due authorization, execution and delivery by the other Party) and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

2.
Miscellaneous.

(a)
Severability. If any provision of this Agreement is declared or determined by any arbitrator or court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and such illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

(b)
Entire Agreement. This Agreement represents the entire agreement and understanding between the Parties with respect to the matters contemplated hereby and supersedes and replaces any and all prior agreements and understandings concerning the matters covered herein, including, without limitation, the Voting Agreement. This Agreement may only be amended by a writing signed by the Parties. Capitalized terms used in this Agreement shall have the meanings assigned to them in the Voting Agreement.

(c)
Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Parties hereto. This Agreement shall inure to the benefit of, and be binding upon, each Party’s respective successors and assigns.

(d)
Governing Law; Consent to Jurisdiction, Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to its principles of conflicts of laws. Each of the Parties irrevocably submits to the exclusive jurisdiction of the state and federal courts of the State of Michigan for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement, and consents to the laying of venue in such courts. EACH OF THE PARTIES KNOWINGLY AND

VOLUNTARILY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

(e)
Counterparts/Electronic Execution and Delivery. This Agreement may be executed in one or more counterparts and by facsimile or electronic delivery, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Signatures of the Parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, the other Party hereto or thereto will re-execute original forms thereof and deliver them to the other Party. No Party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

In Witness Whereof, the Parties, intending to be legally bound by the terms hereof, have caused this Agreement to be executed as of the date first above written by their officers or other representatives thereunto duly authorized.

Conifer Holdings, Inc. By: /s/ Brian J. Roney Name: Brian J. Roney Title: President	James Petcoff By: /s/ James G. Petcoff Name: James G. Petcoff
Nicholas Petcoff By: /s/ Nicholas J. Petcoff Name: Nicholas Petcoff	Andrew Petcoff By: /s/ Andrew Petcoff Name: Andrew Petcoff

Signature Page to

Termination Agreement